Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282545
December 15, 2025


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STEVEN MCCLURG
Canary Capital CEO
Does The Future of Crypto ETPs Belong to Altcoins?
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Does The Future of Crypto ETPs Belong to Altcoins?
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Canary XRP ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://canaryetfs.com/xrpc/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282545
December 15, 2025


YouTube
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CoinDesk
STEVEN MCCLURG
Canary Capital CEO
Does The Future of Crypto ETPs Belong to Altcoins?
CoinDesk
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CoinDesk: Does The Future of Crypto ETPs Belong to Altcoins?

Transcript:
A lot of people don't understand an ETF is most of the time it's a vehicle that allows people to make investments. Doesn't mean that I'm bullish. It means that I'm bullish. It means that I'm creating an opportunity for people to do what they want to with their money. And it's none of my business what they do with their money. Break the cycle of exploitation. Break down the barriers to truth, break into the next generation of privacy. Break free. Free to scroll without being monetized, free from censorship, freedom without fear. We deserve more when it comes to privacy. Experience the next generation of blockchain that is private and inclusive by design. Break free with midnight, visit midnight .net .net .net. Network forward slash break dash free. Looking for the best way to unlock your crypto's liquidity, whether you're funding a major purchase like a down payment on a home, investing in new opportunities or even buying more Bitcoin. Figure makes it straightforward and transparent. Take out a crypto -backed loan in the figure app today. Coin desk Bitcoin Treasury Month is brought to you by Genius Group. A Bitcoin Treasury company listed on the New York Stock Exchange under the ticker GNS. Genius is building toward a 10 ,000 Bitcoin Treasury and just launched a Genius Academy featuring courses from Safedianamos and more. Start learning for free today at Academy .AI. Genius Group. Genius isn't measured in IQ. It's measured in Bitcoin. Looking for the best way to unlock your crypto's liquidity, whether you're funding a major purchase like a down payment on a home, investing in new opportunities, or even buying more Bitcoin. Figure makes it straightforward and transparent. Take out a crypto -backed loan in the Figure app today. Well, Steve, welcome to CoinDesk. Thrill to have you on and to chat a little bit about Canary Capital and all the success you guys have had this year. No, thanks for having me, Dave.
a little bit of a, I'll should I phrase it, unique regulatory landscape. So we have gone from, you know, significant regulatory headwinds to pretty significant regulatory

Canary XRP ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://canaryetfs.com/xrpc/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282545
December 15, 2025

kind of tailwinds. Maybe just like give me a little bit of an update on how you see the regulatory landscape for ETPs and crypto ETPs in the U .S. market right now.
Yeah. I mean, look, I'm seeing a massive shift, obviously, in the SEC. CFDC has been there for a while. but
What we have now is an SEC that really embraces innovation. They have offered in a lot of cases, even safe harbors for any type of innovative product, which is fantastic. That's something that you would have never guessed would have happened. It's a great environment to work in, especially for those of us that have been slogging it for the last, you know, 10 years in crypto like you and I have.
Slogging is a kind way to raise it. you know, I always think that generic listing standard for ETPs and the U .S. market for crypto. I remind people that the concept of generic listing standards for ETS generally on the initial run through was a six -year process. And so in June of this year, when we had gotten some guidance from the securities exchanges, the NYSC and CBO and NASDAQ, that, hey, they're thinking about a generic listing standard that's going to be implemented before October, I chuckled, but the reality was that actually transpired. So there's a tremendous amount of momentum and a tremendous amount of dedication of resources, you know, human and legal that is really helping to kind of advance the ball, which is part and parcel to like my next question, which is all around, as you and I both know, first mover advantage is critical. And Canary has put your investment
with custodians. You know, there was actually a big fear back then, you know, because there was a lot of custodians that would just shut down or run off of people's money or lose money. I mean, starting with Mount Gok. So, you know, there was real concern about having crypto and capital markets, but it wasn't because they didn't want it. It was because they wanted to understand it better and want to understand how you would mitigate risk. So there's always been a desire for innovation and to promote emerging managers like ourselves to do more. It's just taking a long time for that political pressure to subside so that they could actually do what they want to do. They don't want to just sit around and be boring lawyers. They want to be fun lawyers.
So these generic listing standards have been in progress for a long time. And we finally got them, which is absolutely fantastic. It's allowed us to move forward with a lot of other alt -coin ETFs. And Again, those of us that have been working on Bitcoin for a long time, we saw the pain firsthand for a long time and now it seems to have really opened up. But as far as utilizing the generic listing standards and utilizing a more free market open SEC, we've been able to move fast and get some filings out there, you know, ahead of others. And that wouldn't have happened in previous years when they were holding everybody up to go at once. And that really favors the large incumbents. It seems like they're really starting to favor those that are a little bit more nimble. And look, we've got great partners in this. We work with US Bank. We work with CoinDesk. We work with several amazing APs, liquidity providers and, you know, and others across the board parallel. And those partners are also very nimble and love advancements in both technology and innovation. So they've been right there with us to,
So if you kind of align with those three tenants and you don't break a law, you know, or you don't propose something that's going to break a law, you have a

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282545
December 15, 2025

really strong reception. I think the thing that's been most exciting for me in this kind of journey along bringing crypto ETPs to marketplace from one ETP guy to another, there has been no discussion around whether the actual construct of the ETP is going to work. It's really talking about the underlying asset. And boy, like, you know, we've come a long way, haven't we?
launch was as measured by daily trading volume on day one,
the number one launch of all ETSs and ETPs in the U .S.
market this year. That is an absolutely insane stat. And so I'm going to use a round number of $60 million of daily, you know, dollar volume on day one, which is just part and parcel to two things. Number one, you brought something to market where there was demand. And number two, the market wanted it and needed it. And so those type of liquidity parameters are something that really should be applauded. It should be applauded by the crypto industry. It should be applauded by the ETF industry. It should be applauded by the markets. So congrats to you guys. That's no small feat. Yeah, really appreciate it. And look, really acknowledge my team as well. You know, we've got great partners. We've got great lawyers, Chapman and Cotler. I brought them out of retirement, right? So it's like, you know. Generation, generation one ETF guy, absolutely. Listed derivatives and structured notes in the early 2000s into, you know, morphing into into ETF land. Good, good fun stuff. Yeah, yeah. No, no, we just got great people, you know, just, you know, people that have, that have seen this, that have done it before, that just kind of reflecting back in my time with Kevin, we actually together launched the first ETF that we, actively managed ETFs were not a thing. So we had to get by that hurdle. And then asset back securities are not a highly liquid security. And so trying to get that through. And it was just, you know, it took five years. So, you know, we're used to being patient.

for Canary. What do you see next for for crypto ETPs or or the crypto market more generally? Look, I still think there's more to come. I believe there's a few more coming out. We've, we've now launched four ETS as a young manager that, uh, 2020 is when we launched our company, you know, so we now have four ETS and, you know, we're very proud of that. But there's a lot more to come. And look, there's going to be some failures. There's going to be some great successes. We're, we're starting to find out that, you know, some of the.
and institutions, a high degree of credibility that they can invest in this product

Canary XRP ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://canaryetfs.com/xrpc/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282545
December 15, 2025

in this wrapper, and it will behave and mimic the performance of the underlying asset. You can go long and if you like it. You can go short it if you don't like it, but you're going to get highly credible performance experience in utilizing the ETP to get exposure to, you know, those particular assets, whatever the asset is. And that ETPs have been battle tested and have proven to be really high quality building blocks to investors, portfolios, no matter what the shape or size of the investor is. So I think we would both agree that there's tremendous upside ahead for crypto, for crypto ETPs. And look, Canary Capital is leading the charge and front footed. We thank you for your innovation and for your partnership. And we're thrilled to continue to innovate together in the future. I really appreciate it, Dave. And I'm going to agree with you really fast, too. A lot of people to understand an ETF is, it most

Thank you so much for having me.